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                                                                       EXHIBIT 5



April 20, 2004

Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, NC 27401

Ladies and Gentlemen:

You have requested my opinion as to the validity of the 4.75% Notes due 2014 (the "Exchange Notes") to be issued by Jefferson-Pilot Corporation (the "Corporation") pursuant to an indenture dated as of November 21, 1995 between the Corporation and Wachovia Bank, National Association (formerly First Union National Bank of North Carolina) as trustee (the "Trustee"), as supplemented by the fourth supplemental indenture dated as of January 27, 2004 (as so supplemented, the "Indenture") in exchange for the Corporation's unregistered 4.75% Notes due 2014, which Exchange Notes you are seeking to register under a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Act").

As Vice President, Secretary and Corporate Counsel of the Corporation, I am generally familiar with its legal affairs. In addition, I have examined such documents as I have deemed appropriate for the purpose of this opinion.

In my opinion, if the Exchange Notes are duly executed by the Corporation and authenticated by the Trustee in accordance with the Indenture referred to in the Registration Statement and issued and delivered as contemplated in the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and legally binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to me in any prospectus which is a part thereof, as counsel for the Corporation who has passed upon the validity of the Exchange Notes. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robert A. Reed

Robert A. Reed
Vice President, Secretary and Corporate Counsel